SPIRIT REALTY CAPITAL, INC. ARTICLES OF AMENDMENT SPIRIT REALTY CAPITAL, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that: FIRST: The Charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section 5.1 of existing Article V in its entirety and substituting in lieu thereof a new Section 5.1 to read as follows: “Section 5.1 Authorized Shares. The Corporation has authority to issue 195,000,000 shares of stock, consisting of 175,000,000 shares of Common Stock, $0.05 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $8,950,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2 or Section 5.3 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.” SECOND: The amendment to the Charter as set forth above has been duly approved by the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”) and Section 5.1 of Article V of the Charter to be made without any action by the stockholders of the Corporation. THIRD: Immediately prior to the amendment contained in these Articles of Amendment, the total number of shares of stock of all classes which the Corporation had authority to issue was 770,000,000 shares of stock, consisting of 750,000,000 shares of common stock, $0.05 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all such authorized shares of stock having par value was $37,700,000. FOURTH: Immediately following the amendment contained in these Articles of Amendment, the total number of shares of stock of all classes which the Corporation has authority to issue is 195,000,000 shares of stock, consisting of 175,000,000 shares of common stock, $0.05 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all such authorized shares of stock having par value is $8,950,000.

FIFTH: The foregoing amendment to the Charter set forth in these Articles of Amendment does not increase the authorized stock of the Corporation and does not change the information required by Section 2-607(b)(2)(i) of the MGCL. SIXTH: These Articles of Amendment shall be effective upon acceptance thereof for record by the Department. SEVENTH: The undersigned Executive Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned Executive Vice President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury. 2